For Immediate Release


                             JETFORM BECOMES ACCELIO

         Accelio reflects new global positioning and complete integrated business process solution offerings

Ottawa, ON September 12, 2001 - JetForm Corporation (NASDAQ: FORM, TSE: JFM), today announced that the company is re-launching itself as Accelio Corporation. The new name was approved by the company's Board of Directors and shareholders at the annual general meeting held in Hull, Quebec (Canada) today.

Beginning Monday, September 17, 2001, JetForm will begin operating as Accelio. This includes the launch of a new Website at www.accelio.com and stock symbol changes on both NASDAQ and the Toronto Stock Exchange (TSE). Accelio will trade on the NASDAQ under the symbol "ACLO" and the TSE under the symbol "LIO".

"Accelio is very different from the company that opened its doors in 1982," said
A. Kevin Francis, president and CEO. "As JetForm, we had a legacy of success in the electronic forms business. As we continued to evolve, and particularly over the past 18 months, we have expanded our offerings to encompass a complete family of Web-enabled business process solutions. Today, we are a global organization with offices in 15 countries spanning five continents. Our technology delivers quick, solid return-on-investment and gives organizations access to critical business processes and documents anytime, anywhere."

The new name, Accelio, denotes acceleration, a key benefit of the company's family of software solutions. Accelio solutions enable organizations to extend and accelerate their core business processes and meet the needs of their customers, partners and employees better and faster. Equally, Accelio is about leadership. By ensuring speed and quality in business processes, Accelio enables organizations to better develop their own leadership by saving them time and money. At the same time, Accelio demonstrates its own leadership by continuing to deliver value to its more than 7,000 customers worldwide.

Along with a name change, the company has also adopted a simpler product naming architecture. All of Accelio products now fall under one of three solution brands - Accelio Capture (formerly e-Forms), Accelio Integrate (formerly e-Process) and Accelio Present (formerly e-Document Presentment). These brands are a simple way of describing what the product group will do for Accelio customers - Accelio business process solutions help organizations to capture, integrate and present strategically relevant information to their employees, partners and customers.

"Process automation has become a critical competitive advantage for companies," said Andrew Warzecha, Sr. VP of Electronic Business Strategies at Connecticut-based research and consulting firm META Group. "A well-designed, comprehensive, automated business process helps organizations reduce costs, increase efficiencies and strengthen customer and supplier relationships. Vendors, like Accelio, that have targeted this rapidly evolving market will find ready user interest in their offerings."

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In fiscal 2001, Accelio achieved a number of significant milestones. The company introduced more new products than in any other year of its history, releasing a powerful set of Web-enabled data capture, process integration and electronic document presentment solutions. These solutions ensure that fast, round-the-clock services are available to a wide range of users, including the visually impaired.

Accelio empowered its data capture solutions (Accelio Capture) with wireless technologies to expand its customers' mobility and productivity. Enterprise application integration (EAI) was added to the Accelio Integrate offering, allowing organizations to seamlessly integrate core business systems (including existing middleware), ERP, CRM and legacy systems, creating a complete business process management solution. Finally, Accelio Present solutions made significant progress towards a complete output management (OMS) offering, which features formatting, presentment, output management, archiving and personalization.

During the past 17 months, Accelio formed new strategic partnerships with industry leaders Siebel Systems and Accenture. By aligning itself with these and other global leaders, Accelio is ensuring that its solutions can be easily deployed within an organization's existing technology infrastructure. In addition, these strategic relationships have expanded the company's reach in selected vertical markets including the financial services and public sectors.

Sales force expansion continues to be another important area of strategic focus at Accelio. As a result of successful implementation on this strategy, Accelio achieved increasing revenue growth in the 2001 fiscal year. Beginning in the second quarter of fiscal year 2001, the company has now experienced four consecutive quarters of year over year revenue growth.

To support its growth worldwide, Accelio continued to expand its global reach on four continents and in 15 countries, to deliver faster services to customers.

"Our success in 2001 demonstrates that our customers value the solutions and partnership we provide," said A. Kevin Francis. "The Internet is driving companies to change the way they do business or they risk falling behind. As Accelio continues to grow with our customers, we are committed to developing new solutions that unleash their business potential."

About Accelio

Accelio Corporation (formerly JetForm Corporation) is a leading global provider of Web-enabled business process solutions. Accelio helps organizations to gain sustainable advantage by extending and accelerating their core business processes. The Accelio family of integrated software solutions empower organizations to capture, integrate and present strategically relevant information for employees, partners and customers -- enabling them to work smarter and more productively.

With fiscal 2000 revenues of over $100 million, and in business since 1982, the Accelio global distribution network spans every continent, with more than 8.5 million users worldwide. Accelio customers are Global 2000 organizations in the financial services, banking, manufacturing, utilities and public sectors. For more information on Accelio, visit: www.accelio.com.

                                      ###

Accelio, Accelio Capture, Accelio Integrate, Accelio Present and the Accelio logo are trademarks of Accelio Corporation. Other product and company names herein may be trademarks or registered trademarks of their respective owners.

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For more information:
Susanne Gossage              Eileen Foley             Nicola Clarke-McIsaac
BenchMark Porter Novelli     Accelio Public Relations Accelio Investor Relations
416-422-7196                 613-751-4800 ext. 5273   905-947-8485 ext. 3218
sgossage@bmporternovelli.com efoley@accelio.com       nclarke@accelio.com